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                                                                    Exhibit 10.6


AutoNation                                                  PETER C. SMITH
                                                         Senior Vice President
                                                            Human Resources


                                 April 18, 2000

Mr. Craig Monaghan
146 Armand Road
Ridgefield, CT  06877

Dear Craig:

         Welcome to AutoNation, Inc.! This letter will confirm our offer of employment as follows:

POSITION:                           Chief Financial Officer, Senior Vice
                                    President, reporting to the Chief Executive
                                    Officer of the Company, Michael Jackson.

START DATE:                         May 8, 2000, or a mutually agreed upon date.

SALARY:                             $17,307.69 payable bi-weekly ($450,000
                                    annualized)

SIGNING BONUS:                      Upon joining AutoNation, Inc. and your
                                    appointment by the Board of Directors as a Senior Executive, you will also receive a $100,000 signing bonus, less applicable tax withholding.

YEAR 2000 ANNUAL BONUS:             You will be eligible for a Year 2000 bonus
                                    representing up to 50% of annual base salary
                                    ($450,000), from January 1, 2000, in the
                                    event the Company's earnings per share (EPS) equals or exceeds .90 per share, and subject to approval or modification of the Board of Directors.

RELOCATION:                         The Company will provide you with relocation
                                    assistance in moving you and your personal property to our area. Attached for your review is a copy of the Relocation Policy.
                                    You are eligible for Tier 4 benefits. Should you voluntarily terminate employment, other than for Good Reason (as defined in the attached rider) on or before one year of employment, a pro-rated share of all relocation


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Mr. Craig Monaghan
04/18/00
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                                    reimbursements must be repaid to the Company
                                    pursuant to the policy.

STOCK OPTION PLAN -                 The Company intends to give you an Initial
INITIAL GRANT:                      Grant of options to acquire 350,000 shares
                                    of AutoNation, Inc. common stock. This grant is subject to approval by the Board of Directors. The strike price will be the closing price of AutoNation, Inc. common stock on the last trading day prior to your date of employment. As stated above, under the provisions of the Company's Employee
                                    Stock Option Plan (the "Plan") stock options vest twenty-five percent (25%) per year during your term of employment beginning with the date of your grant. This Initial
                                    Grant will represent your entire stock
                                    option grant for the year 2000, and as such, you will not be eligible to receive any additional stock option grants during 2000.

STOCK OPTION PLAN -                 Subject to the discretion of the Board of
FUTURE GRANTS:                      Director's Compensation Committee, in 2001
                                    and future years, you may participate in the Company's Plan for options awarded commensurate with your position. The terms and conditions of the Plan are subject to change from time to time as determined by the Board of Directors.

SEVERANCE:                          At any time during your employment, the
                                    Company has the right to terminate the
                                    employment relationship and to discharge your employment and you may also terminate the employment relationship for any reason or no reason at all. Upon termination of your employment by the Company at any time other than for cause, or upon termination of your employment for "Good Reason" at any time, in each case as defined in this letter agreement, you will be eligible to receive an amount equivalent to eighteen (18) months of your initial annual base salary, $450,000, (i.e., a gross total severance payment of $675,000) less applicable taxable withholding. (See "Good Reason" rider attached). The severance payments shall be disbursed as salary continuation in equal bi-monthly installments in accordance with the Company's normal payroll practices and shall be contingent upon your execution of a general waiver and release of all claims.
                                    You shall have no obligation to obtain
                                    alternative employment during the severance period. The severance payments will not discontinue OR BE DECREASED IN ANY WAY as a result of your obtaining employment during the severance period, except if you become re-employed with AutoNation or any of its subsidiaries. Additionally, during the severance period the Company will provide you with a COBRA subsidy, representing the cost of your COBRA premium,



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Mr. Craig Monaghan
04/18/00
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                                    should you be eligible for and elect
                                    continuation of the Company's group health and welfare benefits plans. Stock option vesting will cease on the last day of employment, thus vesting will not continue during the severance period; provided, however, that you shall have 60 calendar days after the termination of your employment to exercise all vested stock options. In the event the Company ceases severance payments in breach of the general waiver and release of claims, you will be released from the non-compete restrictions within the Confidentiality and Non-Competition Agreement. Similarly, in the event you materially breach any of the covenants of the general waiver and release of claims or any provision of the Confidentiality and Non-Competition
                                    Agreement, in addition to any remedies and damages that may be available to the Company, the Company will cease all severance payments and benefits.

                                    If your employment is terminated for cause you will be paid that portion of the salary prorated through the date of termination, and the Company will have no further obligations. For purposes of this letter agreement, termination for "cause" shall mean a termination of your employment by the Company as a result of (i) your failure or refusal to perform the material duties and responsibilities required by the Company to be performed by you which are consistent with your position as Chief Financial Officer of the Company (provided that you are notified in writing of such failure or refusal and do not cure such failure or refusal within a reasonable period of time);
                                    (ii) your gross negligence or willful
                                    misconduct in the performance of your
                                    duties; (iii) the commission of an act of dishonesty affecting the Company or the commission of an act constituting common law fraud or a felony; or (iv) the commission of an act causing material damages to the Company (other than as a result of good faith exercise of your business judgment) or your following the directions of the CEO of the Company or the Board of Directors.

BENEFITS:                           You will be eligible to participate in the
                                    Company's group health and dental benefit programs effective on the first day of the month coincident with or following the completion of thirty days service.

DRUG SCREENING:                     This offer is contingent upon the successful
                                    completion of the Company's hair analysis drug screening process. Please contact Tracy
                                    Hamm at (954) 769-6746 so that she may
                                    arrange an


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Mr. Craig Monaghan
04/18/00
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                                    appointment at a clinic for the purpose of
                                    collecting a small hair sample for testing.


CONFIDENTIALITY AND                 Employment is contingent upon your signing
NON-COMPETE                         the Company's Confidentiality and
AGREEMENT:                          Non-Compete Agreement.

This letter along with the Company's Confidentiality and Non-Compete Agreement represent the full and entire agreement of employment. Moreover no one in the organization, other than the Chief Executive Officer ("CEO"), has the authority or legal ability to modify the terms of this Agreement. The CEO can do so only if it is done specifically in a written agreement. The position of Senior Executive and the remuneration are subject to approval and/or modification of the Company's Board of Directors. Please confirm your acceptance of this offer by signing in the space provided below and then return one original signed copy to me as soon as possible.

We look forward to having you join our team.

Sincerely,

/s/ Peter C. Smith
-------------------------------
Peter C. Smith



ACCEPTED:

/s/ Craig Monaghan
-------------------------------
Craig Monaghan


        April 19, 2000
-------------------------------
Date



Attachments:

(1)  Amended and Restated 1998 Employee Stock Option Plan
(2)  Confidentiality and Non-Compete Agreement
(3)  Good Reason Rider


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Mr. Craig Monaghan
04/18/00
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                                GOOD REASON RIDER


For purposes of this letter agreement, "Good Reason" shall mean a voluntary termination of your employment as a result of (i) a material change by the Company in your authority, duties or responsibilities which would cause your position with the Company to become of materially less responsibility and importance; (ii) any decrease in your base salary by the Company, and/or (iii) during the first three (3) years of employment, your relocation by the Company without your consent to an area outside of South Florida.